Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PDT, April 23, 2003 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PDT, Wednesday, April 23, 2003 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 1-800-915-4836.  International callers please dial 1-973-317-5319.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 1-800-428-6051 and from international locations at 1-973-709-2089; passcode 290493.

ADVANCED POWER TECHNOLOGY REPORTS

FIRST QUARTER 2003 RESULTS

EXPECTS QUARTERLY SEQUENTIAL REVENUE GROWTH

Bend, Oregon, April 23, 2003 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the first quarter ended March 31, 2003.

First quarter 2003 revenues were $11.2 million, up 35.4 percent from $8.2 million for the first quarter of 2002, and down 2.5 percent from $11.4 million for the fourth quarter of 2002.  Excluding the acquisitions of GHz Technology, Inc. (GHz) and of the business of Microsemi RF Products, Inc., which were completed on January 25, 2002 and May 24, 2002 respectively, first quarter 2003 revenues were up 10.9 percent over the year ago quarter.

The net loss for the first quarter 2003 in accordance with generally accepted accounting principles (GAAP) was $1.0 million, or $(0.10) per share, compared to the first quarter 2002 net loss of $2.6 million or $(0.26) per share and compared to the fourth quarter 2002 net loss of $641,000 or $(.06) per share.

Excluding severance charges associated with reduction of personnel and non-cash purchase accounting charges related to the acquisitions of GHz and of the business of Microsemi RF Products, Inc., pro forma net loss for the first quarter ended March 31, 2003 was $663,000 or $(0.06) per share, compared to a net loss of $387,000 or $(0.04) per share in the year-ago quarter, and a pro forma net loss of $277,000 or $(0.03) per share in the fourth quarter of 2002.  Excluding non-cash purchase accounting charges associated with acquisitions, gross margin for the first quarter 2003 was 30.5 percent of revenue compared to 31.9 percent in the year-ago quarter and 30.6 percent in the prior quarter.

Patrick Sireta, Chief Executive Officer commented, “The Company’s management team is committed to returning to profitability quickly. We have implemented and are continuing to implement actions to further reduce costs and control inventory levels. These include actions to reduce payroll expense, continuously improve manufacturing yields and efficiencies, and strictly control discretionary spending. We expect to fully realize the benefit of these actions in the second half 2003. The move to consolidate our Pennsylvania wafer fabrication operations into our Bend, Oregon facility is progressing on plan.

“Although our book to bill ratio in the first quarter closed below one at 0.95 we are anticipating a sequential increase in our second quarter revenues.  A number of key RF design wins in military, radar, avionics, medical and semiconductor capital equipment applications are moving into production.  APT’s strategic relationship with Microsemi Corporation has allowed us to make excellent progress in penetrating the implantable defibrillator market.  We are continuing to see very positive results from our worldwide distribution agreement with Richardson Electronics for both RF and switching power applications.  These factors, in addition to the broad acceptance of APT Power MOS 7 products by existing and new customers present APT with substantial growth opportunity. We experienced another solid quarter of design wins in the first quarter with 16 design wins. “

“We continue to maintain a strong balance sheet with cash and marketable securities of $18.1 million and $70.2 million in stockholders’ equity with only $51,000 of total debt. This gives us the ability to continue to make the necessary investments in our future, including other strategic acquisition opportunities as they may arise,” concluded Mr. Sireta.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after April 23, 2003.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the second quarter ending June 30, 2003 are expected to be in the range of $11.5 million to $12.0 million, a quarterly sequential increase of 3 percent to 8 percent.

At the anticipated revenue levels indicated above, gross margin for the second quarter 2003 (exclusive of non-cash purchase accounting charges associated with acquisitions) is expected to be in the 31 percent to 34 percent range.

Actions which we expect will further reduce the Company’s operational break-even point, including consolidation of internal wafer fabrication operations, greater utilization of low cost offshore assembly subcontractors associated with corresponding downsizing of internal assembly operations and centralization of support organizations are being implemented at a rapid pace. Some of these actions may result in charges in the quarter in which the action is taken.

R&D expenses in the second quarter 2003 are expected to be approximately 8 percent to 9 percent of revenues and SG&A expenses to be 28 percent to 31 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions and include approximately $250,000 of legal expenses associated with ongoing patent litigation. Interest income in the second quarter 2003 is expected to be approximately $70,000.

Consistent with GAAP, goodwill and intangible assets are carried on the Company’s balance sheet at fair value and reviewed at least annually for impairment or when other indications of impairment are present.  Due to recent stock market and economic conditions, the Company will perform this impairment analysis in the second quarter ending June 30, 2003.  The results of this analysis may require that the Company record a non-cash charge for the amount of any impairment deemed to have occurred.

On a before tax basis, the non-cash purchase accounting charges associated with the GHz and Microsemi RF Products acquisitions for the second quarter 2003 are expected to be $281,000 in cost of goods sold and $14,000 in SG&A expenses. The tax effect of these charges is expected to be $104,000.

Overall, the net loss per share for the second quarter 2003, excluding non-cash purchase accounting charges related to acquisitions, restructuring charges and potential goodwill impairment charges, is expected to range from $(0.04) to $(0.02) per share.

Patrick Sireta, Chief Executive Officer indicated, “While we are not providing specific guidance beyond the second quarter 2003, we are encouraged by the anticipated sequential revenue growth in the second quarter and the current customer demand outlook for the second half of this year as well as by the expected impact of the cost and expense reduction actions we have taken.”

About Advanced Power Technology

Advanced Power Technology is a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications.  The Company’s products are used in communications and data processing, semiconductor capital equipment, industrial/medical, and military/aerospace markets.  Important information about Advanced Power Technology, Inc., including press releases and SEC filings, are available at no charge through the Company’s Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the cost and liability associated with patent infringement litigation; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, 2002 Form 10K filed on March 25, 2003 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:  gregh@advancedpower.com

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended:
	Mar. 31,		Dec. 31,
	2003	2002	2002

Revenues, net	$11,159	$8,239	$11,440

Cost of goods sold	7,752	5,612	7,939
Amortization of technology rights and other charges	284	392	462
Total cost of goods sold	8,036	6,004	8,401

Gross profit	3,123	2,235	3,039

Operating expenses:
Research and development	833	1,021	858
Selling, general and administrative	3,931	2,510	3,445
In-process research and development charges	—	1,897	—
Total operating expenses	4,764	5,428	4,303

Loss from operations	(1,641)	(3,193)	(1,264)

Other income, net:
Interest, net	56	219	91
Other, net	11	39	(8)

Loss before income taxes	(1,574)	(2,935)	(1,181)

Benefit for income taxes	(565)	(370)	(540)

Net loss	$(1,009)	$(2,565)	$(641)

Net loss per share:
Basic	$(0.10)	$(0.26)	$(0.06)
Diluted	$(0.10)	$(0.26)	$(0.06)
Weighted average number of shares used in the computation of net loss per share:
Basic	10,400	9,859	10,391
Diluted	10,400	9,859	10,391

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL PRO FORMA DISCLOSURES*

(In thousands except per share amounts)

(Unaudited)

	Three Months Ended:
	Mar. 31,		Dec. 31,
	2003	2002	2002

Reported GAAP net loss	$(1,009)	$(2,565)	$(641)

Purchase accounting adjustments related to acquisitions and other pro forma adjustments:

Cost of sales
Intangible asset amortization	270	124	270
Inventory fair value adjustment	—	226	168
Deferred compensation amortization	14	42	24

Research and development expense
Deferred compensation amortization	—	18	12

Selling, general and administrative
Deferred compensation amortization	17	46	58
Severance charge	240	—	—

In-process research and development charges	—	1,897	—

Tax effect of pro forma adjustments	(195)	(175)	(168)
Pro forma net loss	$(663)	$(387)	$(277)

Pro forma net loss per share:
Basic	$(0.06)	$(0.04)	$(0.03)
Diluted	$(0.06)	$(0.04)	$(0.03)
Weighted average number of shares used in the computation of pro forma net loss per share:
Basic	10,400	9,859	10,391
Diluted	10,400	9,859	10,391

* Supplemental pro-forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items.  In accordance with new SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to our recent company acquisitions and severance costs due to restructuring actions.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Mar. 31, 2003	Dec. 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,990	$6,708
Short term investments in available-for-sale securities	8,073	10,452
Accounts receivable, net	7,195	6,899
Inventories, net	11,728	11,949
Prepaid and other current assets	2,329	2,521
Total current assets	37,315	38,529

Property and equipment, net	10,501	10,617
Long term investments in available-for-sale securities	2,000	2,000
Other assets	181	109
Intangible assets, net	9,618	9,887
Goodwill	15,570	15,806
Total assets	$75,185	$76,948

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,782	$2,873
Accrued expenses	1,735	2,475
Total current liabilities	4,517	5,348

Other long term liabilities	423	428
Total liabilities	4,940	5,776

Stockholders’ equity:
Common stock	105	105
Additional paid in capital	88,502	88,490
Treasury stock	(1,700)	(1,700)
Deferred stock compensation	(124)	(171)
Accumulated other comprehensive income	189	166
Accumulated deficit	(16,727)	(15,718)
Total stockholders’ equity	70,245	71,172
Total liabilities and stockholders’ equity	$75,185	$76,948